Exhibit 10.52

RESTRICTIVE COVENANT AND CONFIDENTIALITY AGREEMENT

In exchange for the mutual promises and consideration set forth below, this Restrictive Covenant and Confidentiality Agreement (“Agreement”) is entered into by and between the Federal Home Loan Mortgage Corporation (“Freddie Mac” or “Company”) and Peter Federico (“Executive”), effective as of March 1, 2006.

I.  Definitions

The following terms shall have the meanings indicated when used in this Agreement.

A.  Competitor: The following entities, and their respective parents, successors, subsidiaries, and affiliates are competitors: (i) Fannie Mae (ii) all Federal Home Loan Banks (including the Office of Finance); and (iii) such other entities to which Executive and the Company may agree in writing from time-to-time.

B.  Confidential Information: Information or materials in written, oral, magnetic, digital, computer, photographic, optical, electronic, or other form, whether now existing or developed or created during the period of Executive’s employment with Freddie Mac, that constitutes trade secrets and/or proprietary or confidential information. This information includes, but is not limited to: (i) all information marked Proprietary or Confidential; (ii) information concerning the components, capabilities, and attributes of Freddie Mac’s business plans, methods, and strategies; (iii) information relating to tactics, plans, or strategies concerning shareholders, investors, pricing, investment, marketing, sales, trading, funding, hedging, modeling, sales and risk management; (iv) financial or tax information and analyses, including but not limited to, information concerning Freddie Mac’s capital structure and tax or financial planning; (v) confidential information about Freddie Mac’s customers, borrowers, employees, or others; (vi) pricing and quoting information, policies, procedures, and practices; (vii) confidential customer lists; (viii) proprietary algorithms; (ix) confidential contract terms; (x) confidential information concerning Freddie Mac’s policies, procedures, and practices or the way in which Freddie Mac does business; (xi) proprietary or confidential data bases, including their structure and content; (xii) proprietary Freddie Mac business software, including its design, specifications and documentation; (xiii) information about Freddie Mac products, programs, and services which has not yet been made public; (xiv) confidential information about Freddie Mac’s dealings with third parties, including dealers, customers, vendors, and regulators; and/or (xv) confidential information belonging to third parties to which Executive received access in connection with Executive’s employment with Freddie Mac. Confidential Information does not include general skills, experience, or knowledge acquired in connection with Executive’s employment with Freddie Mac that otherwise are generally known to the public or within the industry or trade in which Freddie Mac operates.

Restrictive Covenant and Confidentiality Agreement for Peter Federico

II.  Non-Competition

Executive recognizes that as a result of Executive’s employment with Freddie Mac, Executive has access to and knowledge of critically sensitive Confidential Information, the improper disclosure or use of which would result in grave competitive harm to Freddie Mac. Therefore, Executive agrees that during Executive’s employment with Freddie Mac, and for the twelve (12) months immediately following termination of Executive’s employment for any reason, Executive will not consider offers of employment from, seek or accept employment with, or otherwise directly or indirectly provide professional services to any Competitor. Executive acknowledges and agrees that this covenant has unique, substantial and immeasurable value to Freddie Mac, that Executive has sufficient skills to provide a livelihood for Executive while this covenant remains in force, and that this covenant will not interfere with Executive’s ability to work consistent with Executive’s experience, training and education. This non-competition covenant applies regardless of whether Executive’s employment is terminated by Executive, by Freddie Mac, or by a joint decision.

If Executive is a licensed lawyer, this non-competition covenant shall be interpreted in a manner consistent with any rule applicable to a legal licensed professional in the jurisdiction(s) of Executive’s licensure or registration that concerns the Executive's employment as counsel with, or provisions of legal services to, a Competitor.

III.  Non-Solicitation and Non-Recruitment

During Executive’s employment with Freddie Mac and for a period of twelve (12) months after Executive’s termination date, Executive will not solicit or recruit, attempt to solicit or recruit or assist another in soliciting or recruiting any Freddie Mac managerial employee (including manager-level, Director-level, or officer-level employee) with whom Executive worked, or any employee whom Executive directly or indirectly supervised at Freddie Mac, to leave the employee’s employment with Freddie Mac for purposes of employment or for the rendering of professional services. This prohibition against solicitation does not apply if Freddie Mac has notified the employee being solicited that his/her employment with the Company will be terminated pursuant to a corporate reorganization or reduction-in-force.

If Executive is a licensed lawyer, this non-solicitation covenant shall be interpreted in a manner consistent with any rule applicable to a licensed legal professional in the jurisdiction(s) of Executive’s licensure or registration.

IV.  Treatment of Confidential Information

A.  Non-Disclosure. Executive recognizes that Freddie Mac is engaged in an extremely competitive business and that, in the course of performing Executive’s job duties, Executive will have access to and gain knowledge about Confidential Information. Executive further recognizes the importance of carefully protecting this Confidential Information in order for Freddie Mac to compete successfully. Therefore, Executive agrees

Restrictive Covenant and Confidentiality Agreement for Peter Federico

that Executive will neither divulge Confidential Information to any persons, including to other Freddie Mac employees who do not have a Freddie Mac business-related need to know, nor make use of the Confidential Information for the Executive’s own benefit or for the benefit of anyone else other than Freddie Mac. Executive further agrees to take all reasonable precautions to prevent the disclosure of Confidential Information to unauthorized persons or entities, and to comply with all Company policies, procedures, and instructions regarding the treatment of such information.

B.  Return of Materials. Executive agrees that upon termination of Executive’s employment with Freddie Mac for any reason whatsoever, Executive will deliver to Executive’s immediate supervisor all tangible materials embodying Confidential Information, including, but not limited to, any documentation, records, listings, notes, files, data, sketches, memoranda, models, accounts, reference materials, samples, machine-readable media, computer disks, tapes, and equipment which in any way relate to Confidential Information, whether developed by Executive or not. Executive further agrees not to retain any copies of any materials embodying Confidential Information.

C.  Post-Termination Obligations. Executive agrees that after the termination of Executive’s employment for any reason, Executive will not use in any way whatsoever, nor disclose any Confidential Information learned or obtained in connection with Executive’s employment with Freddie Mac without first obtaining the written permission of the Vice President of Human Capital Management. Executive further agrees that, in order to assure the continued confidentiality of the Confidential Information, Freddie Mac may correspond with Executive’s future employers to advise them generally of Executive’s exposure to and knowledge of Confidential Information, and Executive’s obligations and responsibilities regarding the Confidential Information. Executive understands and agrees that any such contact may include a request for assurance and confirmation from such employer(s) that Executive will not disclose Confidential Information to such employer(s), nor will such employer(s) permit any use whatsoever of the Confidential Information. To enable Freddie Mac to monitor compliance with the obligations imposed by this Agreement, Executive further agrees to inform in writing Freddie Mac’s Executive Vice President of Human Resources of the identity of Executive’s subsequent employer(s) and Executive’s prospective job title and responsibilities prior to beginning employment. Executive agrees that this notice requirement shall remain in effect for twelve (12) months following the termination of Executive’s Freddie Mac employment.

Restrictive Covenant and Confidentiality Agreement for Peter Federico

D.  Ability to Enforce Agreement and Assist Government Investigations. Nothing in this Agreement prohibits or otherwise restricts you from: (1) making any disclosure of information required by law; (2) assisting any regulatory or law enforcement agency or legislative body to the extent you maintain a legal right to do so notwithstanding this Agreement; (3) filing, testifying, participating in or otherwise assisting in a proceeding relating to the alleged violation of any federal, state, or local law, regulation, or rule, to the extent you maintain a legal right to do so notwithstanding this Agreement; or (4) filing, testifying, participating in or otherwise assisting the Securities and Exchange Commission or any other proper authority in a proceeding relating to allegations of fraud.

V.  Consideration Given to Executive

In exchange for Executive agreeing to be bound by this Agreement, Freddie Mac agrees to provide Executive with the following consideration, each of which itself is adequate for Executive's agreement to be bound by the provisions of this Agreement:

A.  Long-Term Incentive Grant. Executive will receive a 2006 long-term incentive grant pursuant to the terms that the Compensation and Human Resources Committee of the Freddie Mac Board of Directors approved on or about March 3, 2006; and/or

B.  Employment. Executive will be employed by Freddie Mac as Senior Vice President; and

Additional Consideration. If Executive currently is subject to another Restrictive Covenant and Confidentiality Agreement that provides for any additional consideration in the event of termination, this Agreement shall not negate such additional form of consideration.

VI.  Reservation of Rights

Executive agrees that nothing in this Agreement constitutes a contract or commitment by Freddie Mac to continue Executive’s employment in any job position for any period of time, nor does anything in this Agreement limit in any way Freddie Mac’s right to terminate Executive’s employment at any time for any reason.

VII.  Previous Agreements

Except as otherwise stated herein, this Agreement supercedes all previous agreements between Executive and Freddie Mac which bear the title of “Confidentiality and Restrictive Covenant Agreement,” and/or “Restrictive Covenant and Confidentiality Agreement.”

VIII.  Enforcement

A.  Executive acknowledges that Executive may be subject to discipline, up to and including termination of employment, for Executive’s breach or threat of breach of any

Restrictive Covenant and Confidentiality Agreement for Peter Federico

provision of this Agreement.

B.  Executive agrees that irreparable injury will result to Freddie Mac’s business interests in the event of breach or threatened breach of this Agreement, the full extent of Freddie Mac’s damages will be impossible to ascertain, and monetary damages will not be an adequate remedy for Freddie Mac. Therefore, Executive agrees that in the event of a breach or threat of breach of any provision(s) of this Agreement, Freddie Mac, in addition to any other relief available, shall be entitled to temporary, preliminary, and permanent equitable relief to restrain any such breach or threat of breach by Executive and all persons acting for and/or in concert with Executive, without the necessity of posting bond or security, which Executive expressly waives.

C.  Executive agrees that each of Executive’s obligations specified in this Agreement is a separate and independent covenant, and that all of Executive’s obligations set forth herein shall survive any termination, for any reason, of Executive’s Freddie Mac employment. To the extent that any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable because it is overbroad, that provision shall be limited and enforced to the extent permitted by applicable law. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid under applicable law, the validity of the remaining obligations will not be affected thereby and only the unenforceable or invalid obligation will be deemed not to be a part of this Agreement.

D.  This Agreement is governed by, and will be construed in accordance with, the laws of the Commonwealth of Virginia, without regard to its or any other jurisdiction’s conflict-of-law provisions. Executive agrees that any action related to or arising out of this Agreement shall be brought exclusively in the United States District Court for the Eastern District of Virginia, and Executive hereby irrevocably consents to personal jurisdiction and venue in such court and to service of process by United States Mail or express courier service in any such action.

E.  If any dispute(s) arise(s) between Freddie Mac and Executive with respect to any matter which is the subject of this Agreement, the prevailing party in such dispute(s) shall be entitled to recover from the other party all of its costs and expenses, including its reasonable attorneys’ fees.

Executive has been advised to discuss all aspects of this Agreement with Executive’s private attorney. Executive acknowledges that Executive has carefully read and understands the terms and provisions of this Agreement and that they are reasonable. Executive signs this Agreement voluntarily and accepts all obligations contained in this Agreement in exchange for the consideration to be given to Executive as outlined above, which Executive acknowledges is adequate and satisfactory, and which Executive further acknowledges Freddie Mac is not otherwise obligated to provide to Executive. Neither Freddie Mac nor its agents, representatives, Executives, officers or employees have made any representations to Executive concerning the terms or effects of this Agreement, other than those contained in this Agreement.

Restrictive Covenant and Confidentiality Agreement for Peter Federico

By: /s/ Peter J. Federico	Date: March 17, 2006
Peter Federico

By: /s/ Paul George	Date: March 24, 2006
Paul George Executive Vice President – Human Resources